Exhibit 99.1

URBAN OUTFITTERS, INC.

Philadelphia, PA – January 6, 2011

For Immediate Release	Contact:	Oona McCullough
Director of Investor Relations
(215) 454-4806

Urban Outfitters Reports Holiday Sales Up 15%

PHILADELPHIA, January 6, 2011 (GLOBENEWSWIRE) - Urban Outfitters, Inc. (NASDAQ:URBN), a leading lifestyle specialty retail company operating under the Anthropologie, Free People, Leifsdottir, Terrain and Urban Outfitters brands, today announced record net sales for the two months ended December 31, 2010.

Total Company net sales for the two months increased to $520 million or 15% over the same period last year. Comparable retail segment net sales, which include our direct-to-consumer channels, increased 5% while comparable store net sales were flat. Comparable retail segment net sales increased 3% at Anthropologie, 30% at Free People and 6% at Urban Outfitters. Direct-to-consumer sales rose 28% for the period with all brands posting double digit growth. Wholesale segment sales jumped 32%.

“We are pleased to announce record sales through the Holiday period,” said Glen T. Senk, Chief Executive Officer. “Our solid performance is a result of our team’s continued focus and superior execution,” finished Mr. Senk.

For the 11-month period ended December 31, 2010, total Company net sales increased to $2.1 billion or 18% over the same period last year. Comparable retail segment net sales increased 10% while comparable store net sales were up 4%. Direct-to-consumer net sales jumped 33% for the period and wholesale segment net sales increased 15%.

During the 11 months ended December 31, 2010, the Company opened a total of 42 new stores including: 20 new Urban Outfitters stores, 15 new Anthropologie stores, and 7 new Free People stores. The Company will release fourth quarter and fiscal year 2011 sales and earnings results on March 7, 2011.

Urban Outfitters, Inc. is an innovative specialty retail company which offers a variety of lifestyle merchandise to highly defined customer niches through 175 Urban Outfitters stores in the United States, Canada, and Europe, catalogs and two web sites; 152 Anthropologie stores in the United States, Canada and Europe, catalogs and two websites; Free People wholesale, which sells its product to approximately 1,400 specialty stores and select department stores; 40 Free People stores, catalogs and web site; Leifsdottir wholesale, which sells its product to approximately 65 specialty stores and select department stores, and web site and 1 Terrain garden center and web site as of December 31, 2010.

This news release is being made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Certain matters contained in this filing may constitute forward-looking statements. Any one, or all, of the following factors could cause actual financial results to differ materially from those financial results mentioned in the forward-looking statements: the difficulty in predicting and responding to shifts in fashion trends, changes in the level of competitive pricing and promotional activity and other industry factors, overall economic and market conditions and the resultant impact on consumer spending patterns, including any effects of terrorist acts or war, availability of suitable retail space for expansion, timing of store openings, seasonal fluctuations in gross sales, the departure of one or more key senior managers, import risks, including potential disruptions and changes in duties, tariffs and quotas and other risks identified in filings with the Securities and Exchange Commission. The Company disclaims any intent or obligation to update forward-looking statements even if experience or future changes make it clear that actual results may differ materially from any projected results expressed or implied therein.

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